UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2019

THE HAIN CELESTIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22818	22-3240619
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Marcus Avenue, Lake Success, NY 11042

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (516) 587-5000

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

On February 15, 2019, Hain Pure Protein Corporation, a Delaware corporation (“HPPC”) and a wholly owned subsidiary of The Hain Celestial Group, Inc. (the “Company”), together with certain of its subsidiaries, New Oxford Foods, LLC, a Delaware limited liability company (“NOF”), Plainville Farms, LLC, a Delaware limited liability company (“Plainville”), and HPPC Transportation, LLC, a Delaware limited liability company (“Transportation” and together with HPPC, NOF and Plainville, the “Sellers”), completed the previously announced sale of substantially all of the assets used primarily for the Plainville Farms business, which includes $25 million in cash (the “Plainville Farms Business”), to Plainville Brands, LLC, a Delaware limited liability company backed by a group of private investors (the “Purchaser”), for a nominal purchase price. In addition, Purchaser assumed the current liabilities on the balance sheet of the Plainville Farms Business as of the closing date. As a condition to consummating the sale of the Plainville Farms Business, the Company entered into an agreement which provides for the issuance by the Company of an irrevocable stand-by letter of credit having a value of $10 million (the “Letter of Credit”) which expires nineteen months after issuance. In addition, the Company is entitled to receive an earnout not to exceed, in the aggregate, 120% of the maximum amount that the Purchaser draws on the Letter of Credit at any point from the date of issuance through the expiration of the Letter of Credit. While the Company does not believe that the purchase agreement relating to the sale of the Plainville Farms Business represents a material contract, the divestiture of the Plainville Farms Business qualifies as a disposition of a significant amount of assets pursuant to SEC rules, thereby requiring disclosure under this item. Other than with respect to the sale of the Plainville Farms Business, no material relationship exists between the Purchaser and the Company (or any of their affiliates, directors or officers).

The Company has omitted the inclusion of any pro forma financial information herein with respect to the sale of the Plainville Farms Business as it has previously reported the results of the disposed business as discontinued operations for all historical periods beginning with its Quarterly Report on Form 10-Q for the period ended March 31, 2018. A pro forma balance sheet is not provided due to the immateriality of proceeds received from the sale of the Plainville Farms Business. As a result of this transaction, the Company expects to record an additional impairment charge of approximately $20 million reported as part of its net loss from discontinued operations, net of tax within its Consolidated Statements of Operations in the third quarter of fiscal year 2019.

Item 7.01.	Regulation FD Disclosure.

Incorporated by reference is Exhibit 99.1 attached hereto, a press release issued by the Company on February 22, 2019 announcing the completion of the sale of the Plainville Farms Business. This information is being furnished under Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of such section nor shall this information be deemed incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are furnished herewith:

Exhibit No.	Description

99.1	Press Release of The Hain Celestial Group, Inc. dated February 22, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2019

THE HAIN CELESTIAL GROUP, INC. (Registrant)

By:	/s/ James Langrock
Name:	James Langrock
Title:	Executive Vice President and Chief Financial Officer